Exhibit 10.15 2007 Change in Control Severance Pay Plan for Select Employees, as amended

ELI LILLY AND COMPANY

2007 CHANGE IN CONTROL SEVERANCE PAY PLAN
FOR SELECT EMPLOYEES
As Amended Effective January 1, 2018

1. PURPOSE

This Eli Lilly and Company 2007 Change in Control Severance Pay Plan For Select Employees has been established by the Company to provide for the payment of severance pay and benefits to Eligible Employees whose employment with a Participating Employer terminates due to certain conditions created by a Change in Control of the Company. The purpose of the Plan is to assure continuity in operations of the Company during a period of Change in Control by allowing employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of their termination of employment. The accomplishment of this purpose is in the best interests of the Company and its shareholders. The Plan replaces the Change in Control Severance Pay Plan for Select Employees that was originally adopted by the Board on March 1, 1995, and became operative immediately upon the expiration of such plan with respect to a Change in Control occurring on or after March 1, 2007. The Plan as amended by action of the Board of Directors of the Company on October 18, 2010 became effective on October 18, 2012. The Plan as amended by action of the Board of Directors of the Company on December 11, 2017 shall become effective on January 1, 2018.

2. DEFINITIONS

The terms defined in this Section 2 shall have the meanings given below:

(a) "Base Salary" means an Eligible Employee's gross annualized rate of base salary at the time of any determination hereunder, before any deductions, exclusions or any deferrals or contributions under any Participating Employer plan or program, but excluding bonuses, incentive awards or compensation, employee benefits or any other non-salary form of compensation.

(b) "Board" means the Board of Directors of the Company.

(c) "Change in Control" has the meaning given in Section 3.

(d) "Code" means the Internal Revenue Code of 1986, as amended.

(e) "Committee" means the Compensation Committee of the Board, or such other committee appointed by the Board to perform the functions of the Committee under the Plan, provided that at all times the Committee shall be constituted solely of directors who are Continuing Directors (as defined in Section 3) to the extent any such directors remain on the Board and are willing to serve in such capacity.

(f) "Company" means Eli Lilly and Company, an Indiana corporation.

(g) "Covered Termination" has the meaning given in Section 6.

(h) "Eligible Employee" has the meaning given in Section 5.

(i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k) "Participating Employer" has the meaning given in Section 4.

(l) "Plan" means this Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees.

(m) “Retirement Age” means the date the Eligible Employee reaches age 65, unless the Company’s senior-most officer responsible for the Human Resources department has approved a later date as the Retirement Age for the Eligible Employee.

(n) “Section 409A” shall mean Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

(o) “Separation from Service” shall mean a “separation from service” from a Participating Employer within the meaning of Section 409A.

(p) "Severance Period" means the two (2) year period immediately following a Covered Termination.

3. CHANGE IN CONTROL

For purposes of the Plan, a "Change in Control" of the Company shall be deemed to have occurred upon:

(a) the acquisition by any "person," as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or a subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity, or (iv) Lilly Endowment, Inc.) of "beneficial ownership," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company's capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board (or which would have such voting power but for the application of the Indiana Control Shares Statute) ("Voting Stock"); provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a Change in Control under this Section 3(a);

(b) the first day on which less than one-half of the total membership of the Board shall be Continuing Directors (as that term is defined in Article 13(f) of the Company's Articles of Incorporation);

(c) consummation of a merger, share exchange, or consolidation of the Company (a "Transaction"), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

(d) a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company, other than a sale or disposition of assets to any subsidiary of the Company.

For purposes of this Section 3 only, the term "subsidiary" means a corporation or limited liability company of which the Company owns directly or indirectly fifty (50) percent or more of the voting power.

4. PARTICIPATING EMPLOYERS

A. Designation of Participating Employers. The Company and each subsidiary corporation of which the Company owns directly or indirectly one-hundred (100) percent of the voting power at the time of the Change in Control shall be Participating Employers under the Plan. In addition, the Committee may designate other affiliates of the Company as Participating Employers under the Plan, from time to time and under such terms and conditions, as shall be specified by an action in writing by the Committee. Such terms and conditions may impose limitations on the extent to which any such affiliate participates in the Plan (including but not limited to the duration of any such participation), but shall not provide rights or benefits to Eligible Employees that are broader than those set forth in the Plan. Any entity that is a Participating Employer at the time of a Change in Control shall continue to be a Participating Employer following a Change in Control, and any person, firm or business that is a successor to the business or interests of a Participating Employer following a Change in Control shall be treated as a Participating Employer under the Plan.

B. Limitations in Foreign Jurisdictions. Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, the Committee shall have the discretionary authority, as specified below, to exclude from participation or limit the participation of any Participating Employer with respect to individuals employed outside of the United States. The Committee shall exercise this authority only by an action in writing taken prior to a Change in Control on the basis of a good faith determination that, as a result of the specific effect of applicable local law or practice with respect to the Plan or severance benefits generally, it would be in the best interests of the Company to so exclude or limit such participation. In addition, unless otherwise specified by the Committee, the severance payments and benefits under the Plan shall offset or be offset by the benefits otherwise payable to any such Eligible Employee under severance arrangements that exist by reason of applicable local law, practice or policy, in accordance with applicable law.

5. ELIGIBLE EMPLOYEES

All employees of the Participating Employers, including executive officers (as defined in Rule 3b-7 under the Exchange Act), who are classified by the Company as R8 or M5-M8 global job level or other groups or individuals as designated by the Committee (or any successor classifications) immediately prior to the Change in Control shall be eligible to participate in the Plan and shall be considered an Eligible Employee for all purposes hereunder. Any person who is an Eligible Employee in accordance with the foregoing shall continue to be an Eligible Employee notwithstanding any change in his/her position or classification following a Change in Control, subject to Section 6 hereof relating to certain terminations of employment that are not treated as a Covered Termination. The Committee shall notify each Eligible Employee of his/her participation in the Plan prior to the Change in Control; provided that any failure to so notify shall not affect the Eligible Employee’s participation in the Plan.

6. COVERED TERMINATIONS

A. General. An Eligible Employee shall be treated as having suffered a "Covered Termination" hereunder if he/she incurs a Separation from Service within a period of two (2) years immediately following the date of a Change in Control, (i) by a Participating Employer other than for "Cause", or (ii) by the Eligible Employee for "Good Reason.". For purposes of the foregoing, the two (2) year time period specified above within which a Separation from Service may be treated as a Covered Termination shall commence on the date the Change in Control becomes effective. For purposes of the Plan, a Separation from Service shall be effective as of the last date of the Eligible Employee's employment with the Participating Employer.

An Eligible Employee shall not be treated as having suffered a Covered Termination in the event of (1) death, (2) total disability (within the meaning of the Company's Extended Disability Plan), (3) transfer of employment among Participating Employers (unless such transfer results in a Separation from Service for "Good Reason"),

(4) involuntary termination by the Participating Employer for "Cause", (5) voluntary termination by the Eligible Employee other than for Good Reason, (6) a termination of employment for any reason by either the Participating Employer or the Eligible Employee that does not occur during the two (2) year time period specified above or (7) a termination of employment for any reason by either the Participating Employer or the Eligible Employee after the Eligible Employee reaches Retirement Age.

B. Termination For Cause. For purposes hereof, an Eligible Employee's Separation from Service by the Participating Employer shall be deemed to be for "Cause" if as a result of:

(i) the willful refusal of the Eligible Employee to perform, without legal cause, his/her material duties to the Participating Employer, resulting in demonstrable economic harm to any Participating Employer, which the Eligible Employee has failed to cure after thirty (30) calendar days' advance written notice from the Company;

(ii) any act of fraud, dishonesty or gross misconduct of the Eligible Employee resulting in significant economic harm to any Participating Employer or other significant harm to the business reputation of any Participating Employer; or

(iii) the conviction of the Eligible Employee by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.

A termination for Cause shall be communicated to the Eligible Employee in writing by the
Participating Employer and shall specify the provisions of the Plan and factual matters relied upon in making the Cause determination.

C. Termination for Good Reason. For purposes hereof, an Eligible Employee’s Separation from Service by the Eligible Employee shall be deemed to be for "Good Reason" if as a result of:

(i) a material diminution in the nature or status of the Eligible Employee's position, title, reporting relationship, duties, responsibilities or authority, or the assignment to him/her of additional responsibilities that materially increase his/her workload;

(ii) any reduction in the Eligible Employee's then-current Base Salary;

(iii) a material reduction in the Eligible Employee's opportunities to earn incentive bonuses below those in effect for the year most recently completed before the date of the Change in Control, taking into account all material bonus factors such as targeted bonus amounts and corporate performance measures;

(iv) a material reduction in the Eligible Employee's employee benefits and coverages (including, without limitation, pension, profit sharing and all welfare, retiree welfare and fringe benefits) that are provided to the Eligible Employee from the benefit levels in effect immediately prior to the Change in Control;

(v) the failure to grant to the Eligible Employee stock options, stock units, performance shares or similar incentive rights during each twelve (12) month period following the Change in Control on the basis of a number of shares or units and all other material terms (including vesting requirements) at least as favorable to the Eligible Employee as those rights granted to him/her on an annualized average basis for the three (3) year period immediately prior to the Change in Control;

(vi) relocation of the Eligible Employee by more than fifty (50) miles from his/her regularly assigned workplace existing immediately prior to the date of the Change in Control; or

(vii) any failure by a successor entity to the Company (including any entity that succeeds to the business or assets of the Company) in connection with a Change in Control to assume by operation of law or otherwise the obligations of the Company under the Plan, or any attempted amendment, termination or repudiation of the Plan by such successor entity, other than pursuant to the provisions of Section 15.

For purposes of the foregoing, but without limitation of the Eligible Employee’s right to otherwise terminate employment for Good Reason, if the Eligible Employee is in charge of a principal business unit, division or function of the Company immediately prior to a Change in Control, Good Reason shall not be deemed to exist based solely on the fact that the Eligible Employee is not in charge of such principal business unit, division or function of the combined entity following the Change in Control, unless as a result thereof, the Eligible Employee suffers a material diminution in the nature or status of the Eligible Employee's position, title, reporting relationship, duties, responsibilities or authority or suffers some other Good Reason event.

A termination for Good Reason shall be communicated to the Participating Employer in writing by the Eligible Employee within thirty (30) days following his/her knowledge of the circumstances constituting Good Reason, and shall specify the provisions of the Plan and the factual matters relied upon in making the Good Reason determination. The Participating Employer shall have the opportunity to cure the circumstances constituting Good Reason within 15 days following receipt of such written notice from the Eligible Employee, and if such circumstances are fully cured, such circumstances shall cease to constitute the basis for a Good Reason termination hereunder.

7. SEVERANCE PAYMENT

A. Amount of Severance Payment. The amount of the severance payment to be paid by the Company to an Eligible Employee who is treated as having suffered a Covered Termination hereunder shall equal two (2) times the sum of:

(i) the Eligible Employee's Base Salary at the time of Covered Termination (calculated without regard to any reduction in Base Salary that results in a Good Reason termination) or, if greater, at the time of the Change in Control, plus

(ii) the Eligible Employee's target annual cash incentive bonus for the year of Covered Termination or if there is no target-based annual cash incentive bonus, then the annual cash bonus paid or payable for the most recently completed calendar year prior to the Change in Control.

B. Payment of Severance. Subject to Section 18, the severance payment to be made hereunder shall be paid to the Eligible Employee in a single lump-sum cash payment, less any required tax withholding, on the date that is sixty (60) calendar days following the date of the Eligible Employee's Covered Termination, conditioned upon the Eligible Employee having complied, prior to that date with the requirements of Section 10 hereof regarding a release of claims.

8. OTHER SEVERANCE BENEFITS

In addition to the severance payment provided under Section 7, an Eligible Employee shall be entitled to the following benefits and other rights in the event of his/her Covered Termination:

A. Welfare Benefits. The Eligible Employee shall continue to participate, on the same basis as active employees of the Participating Employer, for eighteen (18) months immediately following a Covered Termination (“Continuation Period”) in the Participating Employer’s medical and dental plans (but not to include flexible spending plans), group life insurance plans, company-provided death benefit, supplemental life insurance and long-term disability plans for which he/she was eligible at the time of Covered Termination (or, if it would provide benefits or other terms more favorable to the Eligible Employee, at the time of the Change in Control), as though his/her Separation from Service had not occurred (the "Welfare Continuation Coverages"). All Welfare Continuation Coverages shall apply to the Eligible Employee and any of his/her dependents who would have been eligible for coverage if the Eligible Employee remained employed for the Continuation Period. The Company may provide the Eligible Employee with the Welfare Continuation Coverages under arrangements other than its generally applicable welfare benefit plans, provided that the benefit coverages so provided are at least as favorable to the Eligible Employee as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Eligible Employee. At the expiration of the Continuation Period, the Eligible Employee shall be treated as a then terminating employee with respect to the right to elect continued medical and dental coverages in accordance with Section 4980B of the Code (or any successor provision thereto). Notwithstanding the foregoing, if the Eligible Employee becomes eligible to participate in welfare benefit coverages from a subsequent employer of the same type as provided under one or more of the Welfare Continuation Coverages, then the applicable Welfare Continuation Coverages provided by this Section 8.A, on a coverage by coverage basis, shall be terminated. If and to the extent that any benefit under this Section 8.A or under Section 8.B. is not eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v) (or any successor regulation) or otherwise, the Company shall, pursuant to Section 18 hereof, take such actions as it deems necessary to comply with the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv) (or any successor regulation), including, without limitation, by providing that (i) the amount of the benefit under this Section 8.A or under Section 8.B. in any calendar year shall not affect the amount of the benefit thereunder for any other calendar year, (ii) any reimbursement of expenses under this Section 8.A or under Section 8.B. be made not later than the last day of the calendar year following the year in which the Eligible Employee incurred such expenses, and (iii) in no event shall any right to reimbursement or receipt of in-kind benefits under this Section 8.A. or under Section 8.B. be subject to liquidation or exchange for another benefit.

B. Retiree Welfare Benefits. For purposes of determining eligibility, but not for the purpose of determining the amount of any benefit, for the retiree medical and dental plans applicable to Eligible Employee (the “Retiree Welfare Plans”), the Eligible Employee shall receive additional credit for two years for purposes of both age and service requirements under the Retiree Welfare Plans, but not beyond the Retirement Age of the Eligible Employee. If an Eligible Employee shall be eligible for participation in the Retiree Welfare Plans at the time of Covered Termination (including by reason of this Section 8.B.), then (i) for the Continuation Period, he/she shall be entitled to continue to participate in the Welfare Continuation Coverage pursuant to Section 8.A. hereof, and (ii) following the Continuation Period, he/she shall be entitled to continue to participate in the retiree welfare benefit program on the same basis and subject to the same terms and conditions as provided to retired employees of the Participating Employer generally, or if no such program is provided, the program of the successor entity following the Change in Control, if any.

C. Accrued Rights. The Eligible Employee shall be entitled to the following payments and benefits in respect of accrued compensation rights at the time of a Covered Termination, in addition to all other rights provided under the Plan: (i) immediate payment of any accrued but unpaid Base Salary through the date of Covered Termination; (ii) payment within thirty (30) calendar days of Covered Termination of any accrued but unpaid annual cash bonus for the most recently completed calendar year prior to the Covered Termination; (iii) payment within thirty (30) calendar days of Covered Termination of the accrued annual cash bonus for the year in effect on the date of the Covered Termination, determined on the basis of the bonus earned under terms of the applicable bonus plan through the date of termination or, if greater, the pro-rata amount of the target annual cash bonus for the period of such year through the date of termination; and (iv) all benefits and rights accrued under the employee benefit plans, fringe benefit programs and payroll practices of a Participating Employer in accordance with their terms (including, without limitation, employee pension, employee welfare, incentive bonus and stock incentive plans).

D. Outplacement; Relocation. The Eligible Employee shall be provided, at the Company's sole expense, with professional outplacement services selected by the Eligible Employee consistent with his/her duties or profession and of a type and level customary for persons in his/her position; provided, however, that the Company shall not be required to pay fees in connection with the foregoing in an amount greater than fifteen (15) percent of the Eligible Employee's Base Salary as determined under clause (i) of Section 7.A. The Company shall honor any prior agreement or understanding with an Eligible Employee who has suffered a Covered Termination to reimburse his/her relocation expenses to the Indianapolis, Indiana metropolitan area or, if it does not result in a greater cost to the Company, to such other location selected by the Eligible Employee. Payment for any such outplacement service services or relocation expense shall be made on the business day that is six (6) months following the date of the Covered Termination.

E. Indemnification. With respect to any Eligible Employee who is, immediately prior to a Change in Control or a Covered Termination, indemnified by the Company for his/her service as a director, officer or employee of a Participating Employer, the Company shall indemnify such Eligible Employee to the fullest extent permitted by applicable law, and the Company shall maintain in full force and effect, for the duration of all applicable statute of limitation periods, insurance policies at least as favorable to the Eligible Employee as those maintained by the Company for the benefit of its directors and officers at the time of Change in Control, provided that such insurance policies are commercially available from carriers of recognized standing, with respect to all costs, charges and expenses whatsoever (including payment of expenses in advance of final disposition of a proceeding) incurred or sustained by the Eligible Employee in connection with any action, suit or proceeding to which he/she may be made a party by reason of being or having been a director, officer or employee of a Participating Employer or serving or having served any other enterprise as a director, officer or employee at the request of a Participating Employer.

9. REDUCTION OF TOTAL PAYMENTS

(a) In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of an Eligible Employee pursuant to the terms of the Plan or otherwise, in connection with, or arising out of, his/her employment with a Participating Employer or a change in ownership or effective control of the Company or a substantial portion of its assets (a "Payment") would be a "parachute payment" within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to the Eligible Employee being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that the Eligible Employee would be subject to the excise tax imposed by Section 4999 of the Code, and reducing the aggregate value of the Payments would result in an increase in the aggregate Payments to be received by the Eligible Employee (after taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state, and local income and employment taxes), the Company shall reduce the total Payments by the amount necessary to maximize the aggregate value of Payments to such Eligible Employee determined on an after-tax basis, reducing first any taxable Payments, and thereafter any other non-taxable Payments. For purposes of determining the amount of an Eligible Employee’s aggregate value of Payments on an after-tax basis, the Eligible Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Payments are to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Eligible Employee’s residence on the effective date of the Covered Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(b) In the event the Internal Revenue Service adjusts any item included in the Company’s computations under subsection 9(a) above so that such Eligible Employee did not receive the full net benefit intended under the provisions of this Section 9, the Company shall reimburse such Eligible Employee, by the end of the calendar year following the year of such adjustment, for all or a portion of the taxes imposed pursuant to such adjustment to the extent necessary to make such Eligible Employee whole.

(c) All determinations required to be made under this Section 9, including whether any Payment is a “parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company which is not the auditor of the Company or another party involved in the Change in Control (the "Accounting Firm") and shall be based upon "substantial authority" (within the meaning of Section 6662 of the Code). All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

10. RELEASE OF CLAIMS

All payments and benefits that may be made to an Eligible Employee upon a Covered Termination under the Plan shall be contingent upon the Eligible Employee entering into and not revoking a general release of employment law claims against the Company and the Participating Employer in substantially the form attached hereto as Exhibit A, subject to such modifications as may be determined by the Committee in good faith to take into account changes in employment laws or differences in employment laws in other jurisdictions. The Company will provide the general release to the Eligible Employee within five (5) business days of the Covered Termination.

11. NO MITIGATION OR OFFSET

The Eligible Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligation to make the payments and provide the benefits required under the Plan. Except as provided in Section 10, the Company's obligation to make the payments and provide the benefits required under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which a Participating Employer may have against the Eligible Employee.

12. UNFUNDED STATUS

The Plan is intended to constitute an employee pension benefit plan under ERISA which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted and administered accordingly. The payments and benefits provided hereunder shall be paid from the general assets of the Company. Nothing herein shall be construed to require the Company to maintain any fund or to segregate any amount for the benefit of any employee, and no employee or other person shall have any right against, right to, or security or other interest in any fund, account or asset of the Company from which the payment pursuant to the Plan may be made. Consistent with the foregoing, the Company may, in its sole discretion, deposit funds in a grantor trust or otherwise establish arrangements to pay amounts that become due under the Plan, and, notwithstanding anything elsewhere in the Plan to the contrary, the payments and benefits due under the Plan shall be reduced to reflect the amount of any payment made in respect of any Eligible Employee from a grantor trust or other arrangement established for this purpose.

13. ADMINISTRATION

The Committee shall be the named fiduciary of the Plan and the plan administrator for purposes of ERISA. The Committee shall be responsible for the overall operation of the Plan and shall have the fiduciary responsibility for the general operation of the Plan. The Committee may allocate to any one or more of the Company's employees any responsibility the Committee may have under the Plan and may designate any other person or persons to carry out any of the Committee's responsibilities under the Plan. As plan administrator, the Committee shall maintain records pursuant to the Plan's provisions and shall be responsible for the handling, processing and payment of any claims for benefits under the Plan.

14. CLAIMS AND DISPUTES

A. Filing a Claim. Within thirty (30) calendar days following a Covered Termination, the Company shall notify each Eligible Employee whom the Company determines is entitled to payments and benefits under the Plan of his/her entitlement to such payments and benefits. An Eligible Employee who is not so notified may submit a claim for payments and benefits under the Plan in writing to the Company within ninety (90) calendar days after becoming entitled to such benefits as described in Section 6. Claims filed after such ninety (90) calendar day period will be denied.

All claims must be in writing and contain the following information:
•The name of the Eligible Employee filing the claim;
•The name of the Plan; and
•A statement that the Eligible Employee is making a claim under the Plan and the basis for such claim.

All claims must be timely delivered to the Company at the address below:

Eli Lilly and Company
Attention: General Counsel
Lilly Corporate Center
Indianapolis, Indiana 46285

B. Process for Determining Claims. The Company will notify each claimant of its decision to approve or deny the claimant’s claim within a reasonable period of time, but not later than ninety (90) days after the date the claim was received by the Company. In special circumstances, the Company may have up to an additional ninety (90) days to provide the claimant with such written notice, provided that the Company must notify the claimant prior to the expiration of the initial ninety (90) day period, state the reason(s) for such extension and state the date by which the Company expects to make its determination.

C. Content of Initial Determination. If the claimant’s claim is denied in whole or in part, the Company will provide written or electronic notice of its adverse benefit determination that includes the following information:
•The specific reason(s) for the adverse benefit determination;
•Reference to the specific provision(s) of the Plan on which the determination is based;
•A description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary;
•A description of the Plan’s appeals procedures and the time limits applicable to such procedures; and
•A statement of the claimant’s rights to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

D. Filing an Appeal. A claimant may appeal a denied claim within sixty (60) days following receipt of written notice of the adverse benefit determination. Appeals may include any written comments, documents, records, or other information relating to the claim, and must include the following information:
•The name of the Eligible Employee filing the appeal;
•The name of the Plan;
•Information identifying the initial adverse benefit determination; and
•The basis for appeal of the initial adverse benefit determination.

The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim, as determined by the Company under applicable federal regulations.

All appeals must be timely delivered to the Company at the address below:

Eli Lilly and Company
Attention: General Counsel
Lilly Corporate Center
Indianapolis, Indiana 46285

E. Process for Determining Appeals. The Company’s review on appeal will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Company will notify each claimant of its decision on appeal within a reasonable period of time, but not later than sixty (60) days after the date the request for appeal was received by the Company. In special circumstances, the Company may have up to an additional sixty (60) days to provide the claimant with such written notice, provided that the Company must notify the claimant prior to the expiration of the initial sixty (60) day period, state the reason for such extension and state the date by which the Company expects to make its determination on appeal.

F. Content of Appeal Determination. If the claimant’s appeal is denied in whole or in part, the Company will provide written or electronic notice of its adverse benefit determination that includes the following information:
•The specific reason(s) for the adverse benefit determination;
•Reference to the specific provision(s) of the Plan on which the determination is based;
•A statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim, as determined by the Company under applicable federal regulations; and
•A statement of the claimant’s rights to bring a civil action under Section 502(a) of ERISA.

G. Authorized Representative. Eligible Employees may authorize a representative to pursue any claim or appeal on their behalf. The Company will recognize a person as an Eligible Employee’s authorized representative if such person submits a writing that has been signed by such Eligible Employee and notarized stating that the authorized representative is authorized to act on your behalf. A court order stating that a person is authorized to submit claims on behalf of an Eligible Employee will also be recognized.

H. Tolling. If an extension of time is required, either during the initial review or on appeal, due to the claimant’s failure to submit additional information requested by the Company, the period for making the benefit determination may, in the sole discretion of the Company, be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information. If the claimant does not respond in a timely fashion, as determined by the Company in its sole discretion, the Company will decide the appeal without such additional information.

I. Exhaustion Requirement. No action at law or at equity to recover payments or benefits under the Plan may be brought by an Eligible Employee (or an authorized representative thereof) until such Eligible Employee or authorized representative has exhausted the claims and appeals procedures described in this Section 14.

15. TERM AND AMENDMENT

The Plan became effective as on July 1, 2004, but only became operative with respect to a Change in Control occurring on or after March 1, 2007, the date as of which the Plan as previously in effect was terminated by action of the Board. The Plan as amended by action of the Board of Directors of the Company on October 18, 2010 became effective with respect to a Change in Control occurring on or after October 18, 2012. The Plan as amended by action of the Board of Directors of the Company on December 11, 2017 shall become effective on January 1, 2018. The Plan shall continue to be effective until terminated in accordance with this Section 15. The Board shall have the right, by resolution or other written action, to terminate or amend the Plan; provided, however, that the Plan may only be terminated or amended prior to a Change in Control, and then only (i) with respect to an amendment or termination that becomes effective upon the second (2nd) anniversary of the date of Board approval thereof, or (ii) to the extent any such amendment is of a technical or clarifying nature, or increases the rights or benefits of all affected Eligible Employees, and does not in any manner reduce the rights or benefits of any Eligible Employee, unless the Company has obtained the express written consent, in return for good and valuable consideration, of all affected Eligible Employees in respect of any such amendment. Notwithstanding the foregoing, in the event of a Change in Control, the Plan shall continue in effect, and no termination or amendment of the Plan shall occur, until the satisfaction of all severance payments and benefits to which Eligible Employees are or may become entitled to under the Plan. Upon the occurrence of a Change in Control during the term of the Plan, the Plan shall not be operative with respect to any subsequent Change in Control.

16. SUCCESSORS AND ASSIGNS

The Plan shall be binding upon any person, firm or business that is a successor to the business or interests of the Company, whether as a result of a Change in Control of the Company or otherwise. Any successor to the Company shall be required to assume the Plan in writing and honor the obligations of the Company and the Participating Employers hereunder. All payments and benefits that become due to an Eligible Employee under the Plan shall inure to the benefit of his/her heirs, assigns, designees or legal representatives.

17. ENFORCEABILITY

The Company intends the Plan to constitute a legally enforceable obligation between it and each Eligible Employee, and that the Plan confer vested rights on each Eligible Employee in accordance with the terms of the Plan, with each Eligible Employee being a third-party beneficiary thereof. Nothing in the Plan, however, shall be construed to confer on any Eligible Employee any right to continue in the employ of a Participating Employer or affect the right of a Participating Employer to terminate the employment or change the terms and conditions of employment of an Eligible Employee, with or without notice or cause, prior to a Change in Control, or to take any such action following a Change in Control, subject to the consequences specified by the Plan.

The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Indiana to the extent not preempted by ERISA, regardless of the law that might otherwise govern under applicable principles or provisions of choice or conflict of law doctrines. To the extent any provision of the Plan shall be invalid or unenforceable under any applicable law, it shall be considered deleted herefrom and all other provisions of the Plan shall be unaffected and shall continue in full force and effect.

18. SECTION 409A COMPLIANCE

To the extent applicable, it is intended that the Plan and all payments hereunder comply with the requirements of Section 409A, and the Plan shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. In the event that any provision of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to the Plan as the Committee deems necessary to comply with such requirements. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Eligible Employee by or any damages for failing to comply with Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, if an Eligible Employee is treated as a “specified employee” as of the date of any payment under the Plan, then, to the extent required, the commencement of any payment under the Plan shall be delayed until the date that is six (6) months following the date of the Eligible Employee’s Separation from Service.

EXHIBIT A

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS